Exhibit 4.30

This is an English translation of the original Chinese text

Wei Chen

Lili He

BEST Inc.

BEST Store Network (Hangzhou) Co., Ltd.

AND

Hangzhou Baijia Business Management Consulting Co., Ltd.

EXCLUSIVE CALL OPTION AGREEMENT

FOR

HANGZHOU BAIJIA BUSINESS MANAGEMENT CONSULTING CO., LTD.

May 13, 2020

EXCLUSIVE CALL OPTION AGREEMENT

This Exclusive Call Option Agreement (the “Agreement”) is entered into as of May 13, 2020 in Hangzhou, Zhejiang Province, the People’s Republic of China (the “PRC”) by and among the following Parties:

1. Wei Chen

Address: 5/F, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu

District, Hangzhou

ID No.:

2. Lili He

Address: 5/F, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu

District, Hangzhou

ID No.:

 (Wei Chen and Lili He shall hereinafter be referred to individually as an “Existing Shareholder”, or collectively as the “Existing Shareholders”);

3. BEST Inc. (the “Cayman Company”)

 Registered address: the offices of Maples Corporate Services Limited, PO Box 309, Ugland

 House, Grand Cayman, KY1-1104, Cayman Islands

4. BEST Store Network (Hangzhou) Co., Ltd. (the “WFOE”)

 Registered address: 254 Weiken Avenue, Xiasha, Hangzhou Economic and Technological

 Development Zone, Zhejiang Province

 Legal representative: Shao-Ning Johnny Chou

 (The Cayman Company and the WFOE shall hereinafter be referred to individually as an “Option Holder”, or collectively as the “Option Holders”.)

5. Hangzhou Baijia Business Management Consulting Co., Ltd. (the “Company”)

 Registered address: Room 3128, Building No. 2, 1197 Bin’an Road, Binjiang District,

 Hangzhou, Zhejiang Province

 Legal representative: Wei Chen

(In this Agreement, each of aforesaid parties shall be referred to individually as a “Party” or collectively as the “Parties”.)

Whereas,

(1)

The Existing Shareholders are the registered shareholders of the Company and own all the equity of the Company in accordance with law; their respective capital contributions to and ownership interests in the Registered Capital of the Company as of the date hereof are set forth in Schedule I hereto;

(2)

Subject to compliance with PRC Laws, the Existing Shareholders intend to transfer to the Option Holders all the equity interests respectively held by them in the Company, and the Option Holders intend to accept such transfer;

(3)	Subject to compliance with PRC Laws, the Company intends to transfer to the Option Holders all of its assets, and the Option Holders intend to accept such transfer;

(4)

In order to consummate the aforesaid equity or assets transfer, the Existing Shareholders and the Company have agreed to grant the Option Holders an irrevocable and exclusive option for equity transfer and an irrevocable and exclusive option for asset purchase, respectively.

NOW, THEREFORE, upon mutual consultations, the Parties hereby agree as follows:

Section 1 Definition

1.1Unless otherwise required in the context, the following terms in this Agreement shall have the following meanings:

“PRC Laws”	means the then effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the PRC.
“Equity Call Option”

means the option to purchase, or designate other entities or individuals to purchase, the equity interests in the Company, as granted by the Existing Shareholders to the Option Holders pursuant to the terms and conditions of this Agreement.

“Assets Call Option”

means the option to purchase, or designate other entities or individuals to purchase, any assets of the Company, as granted by the Company to the Option Holders pursuant to the terms and conditions of this Agreement.

“Option Subject Equity Interest”

means, in respect of each Existing Shareholder, all the equity interest owned by such Existing Shareholder in the Registered Capital of the Company (as defined below), and in respect of all the Existing Shareholders, the 100% equity interest in the Registered Capital of the Company.

“Registered Capital of the Company”

means the registered capital of Company as of the date hereof in the amount of RMB10,000,000, and includes any increase of such registered capital as a result of any capital increase during the term of this Agreement.

“Transferrable Equity Interest”

means the equity interest which the Option Holders, upon the exercise of their Equity Call Option in accordance with Section 3 hereof, are entitled to request any Existing Shareholder to transfer to them or their designated entities or individuals, and the amount of which may equal all or part of the Option Subject Equity Interest and shall be determined by the Option Holders at their sole discretion in accordance with the then effective PRC Laws and their commercial considerations.

“Transferrable Asset”

means the assets of the Company which the Option Holders, upon the exercise of their Assets Call Option in accordance with Section 3 hereof, are entitled to request the Company to transfer to them or their designated entities or individuals, and the amount of which may equal all or part of the assets of the Company and shall be determined by the Option Holders at their sole discretion in accordance with the then effective PRC Laws and their commercial considerations.

“Exercise”	means the exercise by the Option Holders of their Equity Call Option and/or Assets Call Option.
“Transfer Price”

means the aggregate consideration payable to the Existing Shareholders or the Company by the Option Holders or their designated entities or individuals for the Transferrable Equity Interest or the Transferrable Asset in connection with each Exercise.

“Operating Licenses”

means any approvals, permits, filings, registrations and the like required to be possessed by the Company for its lawful and effective operation of all of its businesses, including, without limitation, the Business License, the Tax Registration Certificate, Food Business License, Retail Sale of Tobacco License, Publication License, Pharmaceutical License possessed by the Company or its branches and other relevant licenses and permits prescribed by the then effective PRC Laws.

“Company Assets”

means all the tangible and intangible assets which the Company owns or is entitled to dispose of within the term of this Agreement, including, without limitation, any fixed assets, moveable assets, goodwill, franchisees’ network, information of customers and suppliers, and trademarks, copyrights, patents, know-how, domain names, software use rights and other intellectual property.

“Material Agreement”

means any agreement to which the Company is a party and which has material impact on the businesses or the assets of the Company, including, without limitation, the Exclusive Services Agreement entered into by and between the Company and the WFOE as of even date herewith and other material agreements relating to the business of the Company.

“Exercise Notice”	has the meaning as provided in Section 3.7.
“Confidential Information”	has the meaning as provided in Section 9.1.
“Defaulting Party”	has the meaning as provided in Section 12.1.
“Default”	has the meaning as provided in Section 12.1.
“Party Rights”	has the meaning as provided in Section 13.6.

1.2

A reference to any PRC Laws herein shall (1) include the amendments, changes, supplements and reenactments thereof, irrespective of whether they take effect before or after the execution of this Agreement; and (2) include a reference to other decisions, notices or regulations enacted in accordance therewith or which become effective as a result thereof.

1.3	Unless otherwise specified herein, all references to a section, clause, item or paragraph shall refer to the relevant section, clause, item or paragraph of this Agreement.

Section 2 Grant of Equity Call Option and Assets Call Option

2.1

The Existing Shareholders hereby severally and jointly agree to irrevocably and unconditionally grant an exclusive Equity Call Option to the Option Holders, pursuant to which the Option Holders shall be entitled, to the extent permitted by the PRC Laws and subject to the terms and conditions of this Agreement, to request the Existing Shareholders to transfer the Option Subject Equity Interests to the Option Holders or their designated entities or individuals. The Option Holders agree to accept such Equity Call Option.

2.2	The Company hereby agrees to the grant of the Equity Call Option to the Option Holders by the Existing Shareholders under the aforesaid Section 2.1 and other provisions of this Agreement.

2.3

The Company hereby agrees to irrevocably and unconditionally grant an exclusive Assets Call Option to the Option Holders, pursuant to which the Option Holders shall be entitled to, to the extent permitted under the PRC Laws and subject to the terms and conditions of this Agreement, request the Company to transfer any or all of the Company Assets to the Option Holders or their designated entities or individuals. The Option Holders agree to accept such Assets Call Option.

2.4

The Existing Shareholders hereby severally and jointly agree to the grant of the Assets Call Option to the Option Holders by the Company under the aforesaid Section 2.3 and other provisions of this Agreement.

Section 3 Method of Exercise of Options

3.1

Subject to the terms and conditions of this Agreement and to the extent permitted under the PRC Laws, the Option Holders shall have the sole discretion in deciding the timing, method and number of its Exercises.

3.2

Subject to the terms and conditions of this Agreement and to the extent not inconsistent with the then effective PRC Laws, the Option Holders are entitled to request the Existing Shareholders to transfer all or part of the equity interests in the Company to the Option Holders themselves or their designated entities or individuals at any time.

3.3

Subject to the terms and conditions of this Agreement and to the extent not inconsistent with the then effective PRC Laws, the Option Holders are entitled to request the Company to transfer all or part of its assets to the Option Holders themselves or their designated entities or individuals at any time.

3.4

In respect of the Equity Call Option, for each Exercise, the Option Holders shall have the discretion to determine the amount of the Transferrable Equity Interests to be transferred by the Existing Shareholders to the Option Holders and/or their designated entities or individuals, and the Existing Shareholders shall each transfer such Transferrable Equity Interests to the Option Holders and/or their designated entities or individuals according to the amounts requested by the Option Holders. The Option Holders and/or their designated entities or individuals shall pay the Transfer Price to the Existing Shareholders for the transfer of the Transferrable Equity Interests in connection with each Exercise.

3.5

In respect of the Assets Call Option, for each Exercise, the Option Holders shall have the discretion to determine the specific Transferrable Asset to be transferred by the Company to the Option Holders and/or their designated entities or individuals, and the Company shall transfer such Transferrable Asset to the Option Holders and/or their designated entities or individuals at the Option Holders’ request. The Option Holders and/or their designated entities or individuals shall pay the Transfer Price to the Company for the transfer of the Transferrable Asset in connection with each Exercise.

3.6

For each Exercise, the Option Holders may either accept themselves the transfer of the Transferrable Equity Interests or Transferrable Asset or may have a third party designated by them in their discretion accept the transfer of all or part of such Transferrable Equity Interests or Transferrable Asset.

3.7

Upon each of its Exercise decision, the Option Holders shall issue to the Existing Shareholders or the Company, as the case may be, an Equity Call Option exercise notice or Assets Call Option exercise notice (the “Exercise Notice”, the forms of which are attached hereto as Schedule II and Schedule III). The Existing Shareholders or the Company shall, upon receipt of the Exercise Notice, immediately transfer the Transferrable Equity Interests or the Transferrable Asset to the Option Holders and/or their designated entities or individuals according to the Exercise Notice in such manner as provided under Section 3.4 or Section 3.5 of this Agreement.

3.8

For the avoidance of doubt, the Cayman Company shall have the right to decide at its sole discretion whether the Equity Call Option and the Assets Call Option hereunder shall be exercised by the Cayman Company and/or the WFOE.

Section 4 Transfer Price

4.1

In respect of the Equity Call Option, for each Exercise, the aggregate Transfer Price payable by the Option Holders or their designated entities or individuals to the Existing Shareholders shall be a minimum price as permitted by the then effective PRC Laws.

4.2

In respect of the Assets Call Option, for each Exercise, the Transfer Price payable by the Option Holders or their designated entities or individuals to the Company shall be a minimum price as permitted by the then effective PRC Laws.

Section 5 Representations and Warranties

5.1	The Existing Shareholders hereby each represent and warrant as follows:

5.1.1

The Existing Shareholders are either a PRC citizen with full capacity or a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality; enjoy full and independent legal standing and capacity to execute, deliver and perform this Agreement; and may sue or be sued as an independent party.

5.1.2

The Company is a limited liability company duly registered and validly existing under the PRC Laws with independent legal personality. The Company enjoys full and independent legal standing and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.1.3

The Existing Shareholders have full power and authority to execute, deliver and perform this Agreement and all other documents to be entered into by them in connection with the transaction contemplated herein as well as full power and authority to consummate the transaction contemplated herein.

5.1.4

This Agreement has been lawfully and properly executed and delivered by the Existing Shareholders and shall constitute their lawful and binding obligations, enforceable against them in accordance with the terms herein.

5.1.5

The Existing Shareholders are the registered legal owners of the Option Subject Equity Interests as of the effective date hereof, and the Option Subject Equity Interests are free and clear of any liens, pledges, claims, other encumbrances and third party interests, except for the pledge rights created by the Equity Pledge Agreement entered into by the Company, the WFOE and the Existing Shareholders as of even date herewith, and the proxy rights created by the Shareholders’ Voting Rights Proxy Agreement entered into by the Company, the Cayman Company, the WFOE and the Existing Shareholders as of even date herewith. Pursuant to this Agreement, upon the Exercise, the Option Holders and/or their designated entities or individuals may obtain good title to the Transferrable Equity Interests free and clear of any liens, pledges, claims, other encumbrances or third party rights.

5.1.6

To the knowledge of the Existing Shareholders, the Company Assets are free and clear of any liens, mortgages, claims, other encumbrances or third party rights. Pursuant to this Agreement, , upon the Exercise, the Option Holders and/or their designated entities or individuals may obtain good title to the Company Assets free and clear of any liens, mortgages, claims, other encumbrances or third party rights.

5.2	The Company hereby represents and warrants as follows:

5.2.1

The Company is a limited liability company duly registered and validly existing under the PRC Laws with independent legal personality. The Company enjoys full and independent legal standing and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2

The Company has full internal corporate power and authority to execute, deliver and perform this Agreement and all other documents to be entered into by it in connection with the transaction contemplated herein as well as full power and authority to consummate the transaction contemplated herein.

5.2.3

This Agreement has been lawfully and properly executed and delivered by the Company and shall constitute its legal and binding obligations, enforceable against it in accordance with the terms herein. The execution and performance by the Company of this Agreement will neither violate any PRC Laws, regulations, court rulings or arbitration awards, or decisions, approvals or permits of any administrative authorities, or any other agreements to which it is a party and which are binding on its equity interest in the Company or other assets held by it, nor result in any government authority approval or permit applicable to it being suspended, revoked, forfeited or failed to be renewed upon expiry.

5.2.4

The Company Assets are free and clear of any liens, mortgages, claims, other encumbrances or third party rights. Pursuant to this Agreement, upon the Exercise, the Option Holders and/or any of their designated entities or individuals may obtain good title to the Company Assets free from any liens, mortgages, claims, any other encumbrances and third party rights.

5.3	The Cayman Company hereby represents and warrants as follows:

5.3.1

The Cayman Company is a company duly incorporated and validly existing under the laws of Cayman Islands with independent legal personality; enjoys full and independent legal standing and capacity to execute, deliver and perform this Agreement; and may sue or be sued as an independent party.

5.3.2

The Cayman Company has full internal corporate power and authority to execute, deliver and perform this Agreement and all other documents to be entered into by it in connection with the transaction contemplated herein as well as full power and authority to consummate the transaction contemplated herein.

5.3.3

This Agreement has been lawfully and properly executed and delivered by the Cayman Company and shall constitute its legal and binding obligations, enforceable against it in accordance with the terms herein.

5.4	The WFOE hereby represents and warrants as follows:

5.4.1

The WFOE is a wholly Hongkong-owned company duly incorporated and validly existing under the PRC Laws with independent legal personality; enjoys full and independent legal standing and capacity to execute, deliver and perform this Agreement; and may sue or be sued as an independent party.

5.4.2

The WFOE has full internal corporate power and authority to execute, deliver and perform this Agreement and all other documents to be entered into by it in connection with the transaction contemplated herein as well as full power and authority to consummate the transaction contemplated herein.

5.4.3	This Agreement has been lawfully and properly executed and delivered by the WFOE and shall constitute its legal and binding obligations, enforceable against it in accordance with the terms herein.

Section 6 Undertakings by the Existing Shareholders

The Existing Shareholders hereby each undertakes as follows:

6.1	During the term of this Agreement, without the Option Holders’ prior written consent:

6.1.1	No Existing Shareholder shall transfer or otherwise dispose of any Option Subject Equity Interests or create any encumbrances or other third party interests upon any Option Subject Equity Interests;

6.1.2	The Existing Shareholders shall not increase or reduce the Registered Capital of the Company or effect a division of the Company or its merger with any other entity;

6.1.3	The Existing Shareholders shall not dispose of, or cause the management of the Company to dispose of, any Company Assets (other than those occurring during the ordinary course of business);

6.1.4

The Existing Shareholders shall not terminate, or cause the management of the Company to terminate, any Material Agreement executed by the Company, nor shall the Existing Shareholder enter into any other agreements which are in conflict with an existing Material Agreement;

6.1.5.	The Existing Shareholders shall not cause or approve the conclusion by the Company of any Material Agreement in the absence of reasonable business grounds;

6.1.6

The Existing Shareholders shall not conclude by themselves, or cause the Company to conclude a transaction likely to materially affect the assets, liabilities, business operation, shareholding structure or other legal rights of the Company (other than those arising during the ordinary or routine course of business or those that have been disclosed to the Option Holders and obtained written consent from the Option Holders);

6.1.7

The Existing Shareholders shall not appoint or remove any director, member of the board of supervisors or any other management personnel of the Company to be appointed or removed by the Existing Shareholders;

6.1.8	The Existing Shareholders shall not cause or approve the declaration or actual distribution by the Company of any distributable profits, bonuses, dividends or distributions;

6.1.9	The Existing Shareholders shall ensure that the Company shall remain validly existing and shall not be terminated, dissolved or liquidated;

6.1.10	The Existing Shareholders shall not cause or approve the modification of the articles of association of the Company; and

6.1.11

The Existing Shareholders shall ensure that the Company will not provide or borrow any loans, or provide guarantee or other forms of security, or assume any material obligations outside of the ordinary course of business.

6.2

During the term of this Agreement, the Existing Shareholders shall use their best efforts to develop the business of the Company, shall ensure the compliance of the business operations of the Company with relevant laws and regulations, and will not commit any actions or omissions likely to prejudice the assets or the goodwill of the Company or affect the validity of its Operating Licenses.

6.3

During the term of this Agreement, the Existing Shareholders shall timely notify the Option Holders of any circumstance likely to have a material adverse effect upon the existence, business operation, financial condition, assets or goodwill of the Company, and shall timely take all such measures as have been approved by the Option Holders to eliminate such adverse circumstance or take effective remedial measures against such circumstance.

6.4	Upon the giving of the Exercise Notice by the Option Holders:

6.4.1

The Existing Shareholders shall immediately convene the shareholders’ meeting to adopt a resolution and take any other necessary actions approving the transfer by any Existing Shareholder or the Company of all of the Transferrable Equity Interests or Transferrable Asset at the Transfer Price to the Option Holders and/or their designated entities or individuals, and shall waive any rights of first purchase;

6.4.2

The Existing Shareholders shall immediately enter into an equity transfer agreement with the Option Holders and/or their designated entities or individuals to transfer all of the Transferrable Equity Interests at the Transfer Price to the Option Holders and/or their designated entities or individuals, and shall, at the request of the Option Holders and as required by relevant laws and regulations, provide necessary support to the Option Holders (including furnishing and execution of all relevant legal documents, completion of all government approval and registration procedures and assumption of all relevant obligations) in order for the Option Holders and/or their designated entities or individuals to receive all the Transferrable Equity Interests, free and clear of any legal defects, any encumbrances, third party restrictions or any other equity interest restrictions.

6.5

If the aggregate Transfer Price received by any Existing Shareholder in connection with the transfer of its Transferrable Equity Interest exceeds its contribution to the Registered Capital of the Company, or any form of profit, bonus, dividend or other distributions is received by such Existing Shareholder from the Company, then subject to compliance with PRC Laws, such Existing Shareholder agrees to waive the excessive portion of such proceeds (relative to its contribution to the capital) and any such profits, bonuses, dividends or distributions (after deduction of tax and fees) ; and the Option Holders shall be entitled to receive such excessive portion and such distributions. The Existing Shareholders shall instruct relevant transferees or the Company to wire the same to a bank account then designated by the Option Holders.

Section 7 Undertakings by the Company

7.1	The Company undertakes as follows:

7.1.1

In the event the execution and performance of this Agreement and the grant of the Equity Call Option or the Assets Call Option hereunder requires any third party consents, permissions, waivers or authorizations or any approvals, permits, exemptions, registrations or filings from or with governmental authorities (if required by the laws), the Company shall use its best efforts to assist in satisfying such conditions.

7.1.2

Without the Option Holders’ prior written consent, the Company shall not assist or permit the Existing Shareholders to transfer or otherwise dispose of any Option Subject Equity Interests or create any encumbrances or other third party interests upon any Option Subject Equity Interests.

7.1.3

Without the Option Holders’ prior written consent, the Company shall not transfer or otherwise dispose of any Company Assets (except for those occurring during the ordinary course of business) or create any encumbrances or other third party interests upon any Company Assets.

7.1.4

The Company shall not do or permit to be done any acts or actions likely to have an adverse effect upon the interests of the Option Holders under this Agreement, including, without limitation, any acts or actions as restricted under Section 6.1 hereof.

7.2	Upon the giving of the Exercise Notice by the Option Holders,

7.2.1

It shall immediately cause the Existing Shareholders to convene the shareholders’ meeting to adopt a resolution and take any other necessary actions approving the transfer by the Company of all of the Transferrable Asset at the Transfer Price to the Option Holders and/or their designated entities or individuals;

7.2.2

It shall immediately enter into an assets transfer agreement with the Option Holders and/or their designated entities or individuals to transfer all of the Transferrable Asset at the Transfer Price to the Option Holders and/or their designated entities or individuals, and shall at the request of the Option Holders and as required by relevant laws and regulations, cause the Existing Shareholders to provide necessary support to the Option Holders (including furnishing and execution of all relevant legal documents, completion of all government approval and registration procedures and assumption of all relevant obligations) in order for the Option Holders and/or their designated entities or individuals to receive all the Transferrable Asset, free and clear of any legal defects, any encumbrances, third party restrictions, or any other restrictions pertaining to the Company Assets.

Section 8 Undertakings by the Option Holders

The Cayman Company confirms that it has historically provided unconditional financial support to the Company through the WFOE, and that the WFOE waives its right to claim repayment from the Company for all financial support provided by it to the Company since its own inception. Meanwhile, in order to ensure that the cash flow requirements of the Company’s day-to-day operations are met and/or that any losses accrued during such day-to-day operations are covered, the Option Holders undertake to provide, but only to the extent permissible under the PRC laws, financial support to the Company, irrespective of whether the Company has actually incurred any such operational losses. The Option Holders’ financial support to the Company or its Existing Shareholders may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately. The Option Holders will not request repayment if the Company or its Existing Shareholders are unable to repay the financial support of the Option Holders.

Section 9 Confidentiality

9.1

Notwithstanding the termination of this Agreement, each Party shall keep strictly confidential all of the business secrets, proprietary information, customer information and any other information of a confidential nature pertaining to the other Parties acquired by it during the entry into and performance of this Agreement (hereinafter collectively referred to as the “Confidential Information”). Except with prior written consent of the disclosing Party of the Confidential Information or except to the extent required be to disclosed to a third party by relevant laws and regulations or the requirements of the listing venue of an affiliate, no receiving Party of the Confidential Information shall disclose any Confidential Information to any other third party; the receiving Party of the Confidential Information shall not directly or indirectly use any Confidential Information other than for the purpose of performing this Agreement.

9.2	The following information shall not constitute the Confidential Information:

(a)	Any information which, as shown by written evidence, has previously been known to the receiving Party by lawful means;

(b)	Any information which enters the public domain other than as a result of the receiving Party’s fault; or

(c)	Any information lawfully acquired by the receiving Party from another source subsequent to its receipt thereof hereunder.

9.3

The receiving Party may disclose the Confidential Information to its relevant employees or agents to the professionals engaged by it, provided that such receiving Party shall ensure that the aforesaid persons shall comply with the terms and conditions of this Agreement and the receiving Party shall be liable for any liabilities arising from breach of the terms and conditions hereof by the aforesaid persons.

9.4	Notwithstanding any other provisions herein, the validity of this Section shall not be affected by the suspension or termination of this Agreement.

Section 10 Term of this Agreement

This Agreement shall become effective as from the date it is duly executed by the Parties, and shall remain valid until the first to occur of the following : (a) all of the Option Subject Equity Interests and the Company Assets have been lawfully transferred to the Option Holders and/or their designated entities or individuals in accordance with the provisions hereof; or (b) the Option Holders unilaterally terminate this Agreement at any time by a thirty (30) days prior written notice to the Company. Unless otherwise stipulated by law, the Existing Shareholders or the Company shall in no event have the right to terminate or rescind this Agreement unilaterally.

Section 11 Notice

11.1	Any notice, request, demand and other correspondences as required by or made in accordance with this Agreement shall be served on the relevant Party(ies) in writing.

11.2

The above notice or other correspondences shall be deemed given upon transmission, if sent by facsimile, or upon delivery, if delivered in person, or on the fifth (5) day after posting, if sent by mail.

Section 12 Liabilities for Default

12.1

The Parties agree and confirm that if, in a material manner, any Party (the “Defaulting Party”) breaches any of the provisions herein, or fails to perform or delays in the performance of any obligation under this Agreement, such breach, failure or delay shall constitute a default under this Agreement (the “Default”), and the non-defaulting Party is entitled to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take any remedial measures within a reasonable period of time or within ten (10) days upon receipt of the written notice of the non-defaulting Party, the non-defaulting Party shall be entitled to decide at its sole discretion as follows:

12.1.1

If the Defaulting Party is the Existing Shareholder or the Company, the Option Holders shall be entitled to terminate this Agreement and claim damages from the Defaulting Party, or demand specific performance by the Existing Shareholders or the Company of their obligations hereunder;

12.1.2

If the Defaulting Party is an Option Holder, the non-defaulting Party shall be entitled to claim damages from the Defaulting Party; provided, however, unless otherwise provided by law, the non-defaulting Party shall in no event have any right to terminate or rescind this Agreement.

12.2	Notwithstanding any other provisions herein, the validity of this Section shall not be affected by the termination of this Agreement.

Section 13 Miscellaneous

13.1	This Agreement is written in Chinese in five (5) originals with each Party retaining one (1) copy thereof.

13.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

13.3

If, at any time during the term hereof, the purpose of this Agreement cannot be accomplished for any reason other than a Default by the Existing Shareholders or the Company, then the Parties shall immediately act in accordance with the Option Holders’ written instructions and reasonable requirements to take any action and/or enter, where necessary, into a supplementary agreement amending or adjusting the provisions hereof so as to maintain the validity of this Agreement and continue to accomplish the purpose hereof in the manner stipulated hereunder or in an alternative manner.

13.4

Any dispute arising under or in connection with this Agreement shall be resolved by the Parties through consultations. If the Parties fail to reach an agreement within thirty (30) days after its occurrence, such dispute shall be brought before the competent people’s court of Hangzhou for adjudication.

13.5

No rights, powers and remedies granted to any Party by any provision herein shall preclude any other rights, powers and remedies such Party is entitled to in accordance with laws and other provisions of this Agreement; and no exercise by a Party of its rights, powers and remedies shall preclude its exercise of any other rights, powers and remedies it is entitled to.

13.6

No failure or delay by a Party to exercise any of its rights, powers and remedies under this Agreement or the laws (the “Party Rights”) shall operate as a waiver of such Party Rights, nor shall any single or partial exercise of any Party Rights preclude any further exercise of such Party Rights or any exercise of any other Party Rights.

13.7	The headings herein are for reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

13.8

Each provision contained herein shall be severable and independent from any other provisions. If at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of all other provisions herein shall not be affected thereby.

13.9	Upon execution, this Agreement shall supersede any other legal documents previously executed by the Parties with respect to the same subject matter hereof.

13.10

Any amendments or supplements to this Agreement shall be made in writing. Except where the Option Holders transfer their rights hereunder in accordance with Section 13.11 hereof, the amendments or supplements to this Agreement shall become effective only upon their being duly executed by the Parties hereto.

13.11

Without the Option Holders’ prior written consent, the Existing Shareholders or the Company shall not transfer any of their rights and/or obligations hereunder to any third party. The Option Holders may transfer any of their rights and/or obligations hereunder to a third party after the Existing Shareholders and the Company are duly notified.

13.12	This Agreement shall be binding on the lawful transferees or successors of each Party.

[The remainder of this page is intentionally left blank]

[Signature Page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date and at the place first above written.

Wei Chen
Signature:	/s/ Wei Chen

Lili He
Signature:	/s/ Lili He

BEST Inc.
(Seal)
/s/ Shao-Ning Johnny Chou

BEST Store Network (Hangzhou) Co., Ltd.
(Seal)

Hangzhou Baijia Business Management Consulting Co., Ltd.
(Seal)

Schedule I

Company Name:	Hangzhou Baijia Business Management Consulting Co., Ltd.

Registered Address:	Room 3128, Building No. 2, 1197 Bin’an Road, Binjiang District, Hangzhou, Zhejiang Province

Registered Capital:	RMB10,000,000

Legal Representative:	Wei Chen

Shareholding Structure:

Shareholder’s Name	Contribution to the Registered Capital	Percentage of Contribution	Means of Contribution
Wei Chen	RMB5,000,000	50%	Cash
Lili He	RMB5,000,000	50%	Cash
Total	RMB10,000,000	100%

1

Schedule II

Form of the Exercise Notice

To: [name of the Existing Shareholder]

Reference is made to that certain Exclusive Call Option Agreement dated _________, 2020 (the “Option Agreement”) entered into by and among this company, you,  Hangzhou Baijia Business Management Consulting Co., Ltd. (the “Company”) , the other shareholder(s) of the Company and other party(ies) thereto, pursuant to which you shall, to the extent permitted by the PRC Laws and regulations, transfer upon our request the equity interest held by you in the Company to us or any third party designated by us.

Therefore, we hereby issue the following notice to you:

We hereby request to exercise the Equity Call Option under the Option Agreement such that the [    ]% equity interest held by you in the Company (the “Requested Transferable Equity”) shall be transferred to us/ our designee [name of company/individual]. You are kindly requested to transfer immediately upon receipt of this notice all the Requested Transferable Equity to us/[name of the designated company/individual] in accordance with the terms of the Option Agreement.

[BEST Inc./ BEST Store Network (Hangzhou) Co., Ltd.]

(Seal)

Authorized Representative:

Date:

1

Schedule III

Form of the Exercise Notice

To: Hangzhou Baijia Business Management Consulting Co., Ltd.

Reference is made to that certain Exclusive Call Option Agreement dated __________, 2020 (the “Option Agreement”) entered into by and among this company, your company, Wei Chen, Lili He, and other party(ies) thereto, pursuant to which your company shall, to the extent permitted by the PRC Laws and regulations, transfer upon our request your assets to us or any third party designated by us.

Therefore, we hereby issue the following notice to your company:

We hereby request to exercise the Assets Call Option under the Option Agreement such that all of the assets owned by your company as listed in the schedule attached hereto (the “Requested Transferrable Asset”) shall be transferred to us/ our designee [name of company/individual]. Your company is kindly requested to transfer immediately upon receipt of this notice all the Requested Transferrable Asset to us/[name of the designated company/individual] in accordance with the terms of the Option Agreement.

[BEST Inc./ BEST Store Network (Hangzhou) Co., Ltd.]

(Seal)

Authorized Representative:

Date:

1